Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑210167 and 333‑182635) of our report dated June 26, 2024, with respect to the financial statements of HomeTrust Bank KSOP Plan included in this Annual Report on Form 11‑K for the year ended December 31, 2024.
/s/ Forvis Mazars, LLP
Atlanta, Georgia
June 26, 2025